Exhibit 10.01

CONSULTING AGREEMENT

Agreement made this 1st day of December 2005 by and between FRMO CORP., a Delaware corporation, having an office at 320 Manville Road, Pleasantville, N.Y. 10570 (“FRMO”) and FROMEX EQUITY CORP., a Delaware corporation, having an office at 271 North Avenue, Room 520, New Rochelle, N. Y. 10801 (“FROMEX’).

WHEREAS

A. FROMEX was incorporated in the State of Delaware on August 31, 2005 by FRMO for the purpose of reaching a contractual arrangement between parent and subsidiary corporations, which is now to be specified in this Agreement in place of any agreement or understanding previously discussed or reached, which are superseded by this Agreement;

B. FROMEX agrees to perform consulting and management services to FRMO and FRMO agrees to pay FROMEX 10% of its cash receipts in consideration thereof, as hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

l. Term. This Agreement shall commence on December 1, 2005 and continue in effect until February 28, 2007 and for each twelve (12) month period thereafter unless terminated or amended by an instrument in writing signed by both parties hereto on or before January 15th preceding the end of a respective term.

2. Services. FROMEX agrees to provide such management services, as requested by FRMO, for the administrative aspects of FRMO’s business activities, based on its current operations. This, however this shall not include the services rendered by FRMO itself to its customers which produce the cash receipts it receives from its customers nor shall it include the research or business development activities of FRMO’s officers. FROMEX’s services shall include operating, bookkeeping and personnel responsibilities and periodic consulting with the chief financial officer of FRMO on matters within the responsibility of said CFO.

3. Compensation. FRMO shall pay to FROMEX as its compensation an amount equal to ten (10%) percent of total cash receipts that FRMO receives from its customers during the term of this Agreement. Said compensation shall only include the money received by FRMO in each three (3) month period beginning December 1, 2005 and shall not include any receivable or accrual until the amount is actually received. The payment of such compensation shall be made at the close of the month following the end of said three month period less any advances which FRMO shall have made to FROMEX on account of said compensation. The first period is the three months from December 1, 2005 to February 28, 2006 and payment therefor shall be made on or before March 31, 2006.

4.  Arbitration and Choice of Laws. The laws of the State of New York shall govern this Agreement, without regard to the conflict of laws principles thereof. The parties irrevocably agree that all disagreements or controversies in any way, manner or respect, arising out of or related to this Agreement shall be resolved by binding arbitration in New York City in accordance with the Rules of the American Arbitration Association. Each party hereby consents and submits to the jurisdiction of the American Arbitration Association and hereby waives any rights the party may have to transfer or change the venue of any such dispute. The prevailing party in any arbitration in connection with this Agreement shall be entitled to recover from the other party all costs and expenses, including without limitation reasonable fees of attorneys and paralegals, incurred by such party in connection with any such arbitration or court proceeding to enforce the award made in the arbitration proceeding. Each party consents to the jurisdiction of the Supreme Court of the State of New York, County of New York to enforce any such arbitration result.

5.  Further Assurances. The parties shall execute and deliver such further instruments and do such further acts and things as may be required in good faith to carry out the intent and purpose of this Agreement.

6.  Binding on Successors. This Agreement shall be binding on, and inure to the benefit of, the parties hereto, their successors and assigns.

7. Severability. If any provision of this Agreement or its application to any circumstance shall be finally determined by any court of competent jurisdiction to be invalid or unenforceable then the same is hereby declared to be severable and the remainder of this Agreement and the application of such provisions or circumstances other than so determined to be invalid or unenforceable shall not be affected hereby.

8. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any party in the performance by that party of its obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by that party of the same or any other obligations of that party. Failure on the part of a party to complain of any act or omission or to declare any party in default hereunder, irrespective of how long that failure continues, does not constitute a waiver by that party of its rights with respect to that default.

9. Supersedes Prior Agreement. This Agreement shall supersede any prior agreement or understanding made by the parties prior to the date hereof and constitutes the entire agreement between the parties with respect to the subject matter. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FRMO CORP.

By:	/s/ Murray Stahl
Murray Stahl, CEO

FROMEX EQUITY CORP.

By:	/s/ Steven Bregman
Steven Bregman, President

Fromex Dir: Consulting Agreement FRMO-Fromex 2-06